Exhibit 99.1

Market & Research Corp. Board of Directors Sets LifeHealth Care, Inc. Dividend Pay Date

Westport, CT August 12, 2008-Market & Research Corp (Pink Sheets: MTRE) today announced that its Board of Directors has set both the record and dividend pay date for the LifeHealthCare, Inc (“LHC”) spin-off share dividend. Gary Stein, President, stated, “We have set LHC’s record date as September 3, 2008, with a dividend pay date of September 12, 2008.  Market & Research shareholders are reminded that the spin-off dividend will now be paid out in full, rather than the three separate payouts previously announced, and will be issued at a 1:1 ratio.”

Stein closed his remarks by commenting, “We expect to hear shortly on our application for uplisting to the OTC.BB exchange. We have submitted our Form 10 in response to the SEC’s comments. Upon completion of the spin-out and uplist, we look forward to moving ahead on the finance package details on our previously discussed acquisitions, which we also expect to close by year-end.”

About Market & Research Corp. (“MKRC”)

MKRC currently owns LifeHealth Care, Inc. (“LHC”) LHC intends to develop and commercialize innovative over-the-counter, non-prescriptive dental care products.

About Precision Opinion

Precision, currently under contract to be acquired by MKRC, provides consumer research services to the entertainment industry, non-governmental organizations and political polling services.

About INmarketing

INmarketing, currently under contract to be acquired by MKRC, is a leader in the incentive industry through the deployment of its exclusive, database-driven, web-enabled application to reward program strategies. INmarketing develops sales incentive programs, a safety incentive program, service award, recognition programs or customer loyalty programs for its customers.

About Quantum

Quantum, currently under contract to be acquired by MKRC, provides consumer research services to the telecommunications, automotive, healthcare, banking and cable industries and provides a circulation and research service for Business-to-Business for these same industries.

Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact for further information:

Gary Stein at steincorp007@gmail.com